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Exhibit 10.2

8480 East Orchard Road, Suite 6600
Greenwood Village, Colorado 80111 USA

SOFTWARE LICENSE & DISTRIBUTION AGREEMENT
for
HYPERTUNNEL AS SUBSCRIPTION SERVICE

Effective Date:                        , 20        .

        This Software License & Distribution Agreement is entered into between HyperSpace Communications, Inc. ("HyperSpace") and the authorized Licensee identified below ("Licensee"), effective as of the date set forth above (the "Effective Date").

LICENSEE:	Legal Name:

Address:

City/State/Zip:

Phone Number:

Facsimile:

State of Organization:

Official Notices Sent To:

COVERED HYPERSPACE PRODUCTS ("HyperSpace Products"):		☒ HyperTunnel 3.x
SUPPORT LEVEL (HCI TO LICENSEE):		☒ Standard
DESIGNATED CONTACT:
	HyperSpace	Licensee
Name:

Address:

City/State/Zip:

Phone Number:

Facsimile:

Email:

        The entire Authorized Licensee Agreement consists of the following:

Part I:	Pricing Schedule
Part II:	Software License & Distribution Agreement
Part III:	Exhibits Exhibit A: Standard Terms and Conditions Exhibit B: Defined Terms Exhibit C: Required Terms Exhibit D: Monthly Activity Report

HyperSpace Software License Agreement

        IN WITNESS WHEREOF, the parties acknowledge that they have read, understood and have executed this Software License & Distribution Agreement, including the foregoing cover page and Parts I, II and III hereof, and agree to be bound by its terms.

HYPERSPACE:	LICENSEE:
HyperSpace Communications, Inc.	[ ]
By:	By:

Name:	Name:

Title:	Title:

Official Notice should be sent to:	Official Notice should be sent to:
HyperSpace Communications, Inc. 8480 East Orchard Road, Suite 6600 Greenwood Village, Colorado 80111 Attn: Legal Department Phone: (303) 566-6500 Fax:
with a copy to:	with a copy to:

PART I

Licensee Pricing Schedule

1.
For each sale of a service based on the HyperSpace Product and distribution of the applicable HyperTunnel Client component by Licensee to an End User under this Agreement, Licensee shall pay HyperSpace an amount determined as follows:

  [select one of the following and delete other as appropriate]

  a.
  USD cents ($      .    USD) per End User per month for use with Internet communication services that are rated to be equal to or less than 128,000 bits per second (a.k.a. 128 Kbps) in native speed. Note, Maintenance and Support Services are included in this pricing.

    [or]

  b.
  USD dollars ($      .    USD) per End User per year for use with Internet communication services that are rated to be equal to or less than 128,000 bits per second (a.k.a. 128 Kbps) in native speed. Note, Maintenance and Support Services are included in this pricing.

PART II

SOFTWARE LICENSE & DISTRIBUTION AGREEMENT

        1.    LICENSE SCOPE & DISTRIBUTOR APPOINTMENT.    Subject to the terms and conditions of this Agreement, HyperSpace appoints Licensee as a non-exclusive independent authorized licensee and distributor ("Licensee & Distributor") of HyperSpace Products for use with and distribution among Licensee's End Users and hereby grants to Licensee a nontransferable, non-exclusive license, to (a) sell, promote and market a service based on the HyperSpace Products and distribute to End Users certain components (the "HyperTunnel Client" software component) of the HyperSpace Products, as applicable and permissible under this agreement and the Documentation, and in accordance with the terms of an End User License Agreement; (b) complete certain configuration measures, in accordance with and as contemplated by the Documentation, necessary to allow Licensee's End Users of HyperSpace Products to receive the full benefit thereof; (c) distribute to End Users, exactly as provided by HyperSpace, the HyperTunnel Client component of the HyperSpace Product necessary for use by End Users on their computing equipment and Documentation provided by HyperSpace with respect to HyperSpace Products; and (d) install HyperSpace Products on Licensee's computer hardware and internal operating system(s) for the performance of Licensee's duties as an authorized Licensee & Distributor hereunder and for the limited purposes of (i) testing and evaluation of HyperSpace Products, (ii) training Licensee's personnel in the marketing, sales and support of HyperSpace Products and Maintenance Services, (iii) demonstrating and promoting HyperSpace Products to qualified potential End Users, and (iv) provisioning a service based on the use of the HyperSpace Products. Licensed Software Products are provided to and for Licensee and Licensee's End Users in the form of run-time/executable images only and do not include the Source Materials for such Licensed Software Products. Source Materials are not being licensed or provided to Licensee or Licensee's End Users under this Agreement and this Agreement does not grant to Licensee or Licensee's End Users any right, title or interest therein or thereto. All references in this Agreement to the "sale" of or "selling" of HyperSpace Products shall mean the sale of a license if and to the extent the products and services are composed of software or other intellectual property; all references to the "purchase" of products and services shall mean the purchase of a license if and to the extent the products and services are composed of software or other intellectual property.

        2.    LIMITATIONS ON USE.    Section 1 sets forth the entirety of Licensee's rights to use, market, distribute and otherwise deal with HyperSpace Products, Maintenance Services and the Documentation. HyperSpace reserves all rights not expressly granted to Licensee in this Agreement, including, without limitation, the right to appoint other Licensees of HyperSpace Products and Maintenance Services and to license and distribute HyperSpace Products and Maintenance Services directly or indirectly to End Users and to third-party original equipment manufacturers, value-added resellers or distributors. Without limiting the foregoing, Licensee will not, directly or through others, nor allow any third party to (a) sell, promote, market, distribute, transfer or otherwise commercially exploit HyperSpace Products, Maintenance Services or Documentation except as expressly authorized in the grant of license in Section 1, (b) copy or repackage HyperSpace Products or Documentation (provided Licensee may make one copy of each HyperSpace Product solely for archival and backup purposes, which shall at all times be stored and maintained at Licensee's facility), (c) modify HyperSpace Products or Documentation or translate or port such items into any other computer or human language, (d) disassemble, reverse engineer or decompile HyperSpace Products, or prepare derivative works from HyperSpace Products, or attempt to discover any portion of the source code or trade secrets related to HyperSpace Products, (e) sell, lend, rent, give, assign or otherwise transfer or dispose of HyperSpace Products, Maintenance Services or Documentation except in accordance with the grant of license in Section 1, (f) remove, obscure or alter any notice of copyright, trademark or other proprietary right appearing on or in HyperSpace Products, the Documentation or any HyperSpace Provided Promotional Materials except as expressly authorized in this Agreement.

        3.    TERM.    The term of this Agreement and the license granted in Section 1 above shall commence on the Effective Date and, unless terminated earlier pursuant to Section 2 of Part III, Exhibit A to this Agreement, shall expire on the first anniversary of the Effective Date (the "Initial Term"). Upon the expiration of the Initial Term, and any Subsequent Term (as defined herein), this Agreement shall automatically renew for an additional one (1) year term (each, a "Subsequent Term") unless Licensee notifies HyperSpace in writing it does not want the Agreement to renew at least thirty (30) days prior to the expiration of the then-current Term. As used herein "Term" shall mean the Initial Term and all Subsequent Terms collectively.

        4.    DELIVERY TO LICENSEE AND LICENSEE'S END USERS.    To facilitate the ability of Licensee to sell, promote, market and distribute HyperSpace Products hereunder, HyperSpace shall provide Licensee with a Licensee & Distributor Version of each applicable HyperSpace Product. To the extent one or more software components of the HyperSpace Product must be distributed to Licensee's End Users as part of the service being provided by Licensee to Licensee's End Users, Licensee shall be responsible for distributing such components of the HyperSpace Product directly to Licensee's End Users. Within five (5) days of the Effective Date, HyperSpace shall distribute the Licensee & Distributor Version of HyperSpace Products and Documentation, and future deliveries of Improvements under Section 5, through HyperSpace's Gold Disk method (the "Gold Disk" method means distribution by HyperSpace to Licensee of all relevant HyperSpace Product and Documentation, and all Improvements thereto per the terms of this Agreement, on CD-ROM media).

        5.    MAINTENANCE VERSIONS OF HYPERSPACE PRODUCT.    During the Term of this Agreement, HyperSpace shall provide Licensee with all Improvements to each applicable HyperSpace Product as such Improvements are generally made available to customers of HyperSpace and other Licensees of such HyperSpace Product ("Maintenance Services"). The parties acknowledge and agree that if and to the extent HyperSpace provides to Licensee any ancillary materials such as other software, documentation, reports, analyses or other materials or items in the course of performing its obligations under this Agreement, such ancillary materials shall be deemed to be Improvements for all purposes under this Agreement. Licensee hereby acknowledges and agrees that the term "Improvements" includes all new Releases and Updates, but specifically excludes all new Versions, which HyperSpace shall make available to Licensee via separate Addendums to this Agreement and Licensee hereby acknowledges that such new Version may require the payment of additional Licensee Fees by Licensee to HyperSpace according to then current MSRP for such new Versions. Licensee further acknowledges and agrees that HyperSpace shall have no obligation whatsoever to deliver any Improvements directly to any End User of Licensee, and HyperSpace's sole obligation to provide Licensee with such Improvements shall be limited to the delivery of such Improvements to the Licensee only and Licensee shall be responsible for appropriate distribution to valid End Users. The distribution of Improvements to Licensee's End Users shall be at the sole discretion of Licensee.

          5.1.    Exclusions.    The foregoing shall not be deemed to require HyperSpace to provide Licensee or any End User with any new Version; physical installation or removal of the previous Versions or any HyperSpace Product at or from Licensee's or any End User's site; visits to End Users' sites; any electrical, mechanical or other work with hardware, accessories or other devices associated with the use of any HyperSpace Product; or any work with any third party equipment or software. HyperSpace shall have no obligation to provide any Improvements required as a result of (a) misuse of any HyperSpace Product; (b) modifications to any HyperSpace Product not made by HyperSpace; (c) use of any HyperSpace Product with items not provided by HyperSpace other than the hardware and operating system software for which the HyperSpace Product was designed; (d) errors in Licensee's or any End User's operating system; (e) use of any HyperSpace Product with third-party monitoring software; or (f) errors, defects or deficiencies in any data or other items furnished by Licensee or any End User.

          5.2.    Sub Contractors.    HyperSpace may sub-contract for the performance of any of the Maintenance Services or any part thereof in its sole discretion.

          5.3.    Cooperation.    Licensee shall cooperate to enable and facilitate the provision by HyperSpace of the Maintenance Services in accordance with this Agreement, including providing HyperSpace with direct access to Licensee's facilities, hardware and systems as may be necessary in connection therewith.

        6.    SALES OF HYPERSPACE PRODUCTS AND MAINTENANCE SERVICES BY LICENSEE.

          6.1.    End User License Agreements.    Licensee shall enter into an End User License Agreement (either electronic or paper; note the End User component of the HyperSpace Product contains an acceptable End User License Agreement already) with each End User to whom Licensee grants any rights to use the HyperSpace Product or receive Maintenance Services. Each End User License Agreement shall contain the minimum terms attached hereto in Exhibit C and applicable to the HyperSpace Products and/or Maintenance Services purchased thereunder ("Required Terms"). Note, the End User software executable component of the HyperSpace Product (aka the HyperTunnel Client) contains an acceptable End User License Agreement, which adheres to these Required Terms, as part of the installation routine. End Users are given the option to electronically accept or reject such End User License Agreement. No HyperSpace Products may be sold, licensed or distributed by Licensee except to End Users entering an End User License Agreement and thereby agreeing to be bound by the Required Terms. For purposes of clarity and as set forth in the Required Terms in Exhibit C, each End User License Agreement shall permit a single (one) End User to install a single (one) copy of the HyperTunnel Client component of the HyperSpace Product on a single (one) computing device only. Any sale by Licensee of HyperSpace Products or Maintenance Services other than through an End User License Agreement containing the Required Terms shall be wholly unenforceable against HyperSpace and HyperSpace shall have no obligation to Licensee or any End User in connection therewith. HyperSpace may, from time to time, establish, alter or amend the Required Terms in its sole discretion, and upon Licensee's receipt thereof, Part III, Exhibit C to this Agreement shall be deemed amended thereby.

          6.2.    Pricing.

            6.2.1. Nothing in this Agreement shall be construed as requiring Licensee to sell services based on HyperSpace Products at any specified price. In consideration for the license granted under this Agreement and for each sale and/or distribution of any HyperSpace Product to an End User, Licensee shall pay HyperSpace in accordance with the Licensee Pricing Schedule set forth in Part I.

          6.3.    Terms & Conditions of Sale.

            6.3.1. HyperSpace Products and Maintenance Services sold and/or distributed by Licensee shall be subject only to the limited warranties set forth in Section 13 below. Licensee shall make no other representations or warranties, on behalf of HyperSpace or otherwise, concerning or regarding HyperSpace Products or Maintenance Services.

            6.3.2. Licensee shall fully enforce its material rights under each End User License Agreement. Licensee shall ensure that all End Users remain fully in compliance with, and not in any way in breach of, each of the Required Terms. Licensee may not, without the prior written consent of HyperSpace, waive any violation or breach of any Required Term. HyperSpace may, at its own expense, participate in the settlement or prosecution of any claim or action brought by Licensee against an End User in fulfilling its obligations hereunder. Licensee acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligations hereunder, HyperSpace will be irreparably harmed and accordingly, and notwithstanding any provision in this Agreement to the contrary, HyperSpace shall have the right to immediately and directly seek equitable relief from a court of competent jurisdiction. If such court should find that Licensee has breached (or attempted or threatened to breach) such obligations, Licensee agrees that it will not oppose the entry of an appropriate order compelling performance by Licensee and restraining it from any further breaches (or attempted or threatened breaches).

        7.    TIME-BASED DEACTIVATION FUNCTIONS; LICENSE KEYS; ACTIVITY REPORTS; INVOICING.

          7.1.    Use of Time-Based Deactivation Functions.    LICENSEE HEREBY ACKNOWLEDGES THAT IT IS AWARE THAT HYPERSPACE PRODUCTS CONTAIN FUNCTIONALITY WHICH MAKES THE HYPERSPACE PRODUCTS INOPERABLE AFTER EXPIRATION OF CERTAIN PERIODS ("TIME-BASED DEACTIVATION FUNCTIONS") UNLESS SUCH FUNCTIONALITY IS DISABLED USING ACCESS CODES KNOWN ONLY TO HYPERSPACE. THEREFORE, TIME IS OF THE ESSENCE WITH RESPECT TO LICENSEE'S OBLIGATIONS UNDER THIS SECTION 7, AND FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER IN A TIMELY MANNER MAY RESULT IN THE INABILITY OF AN END USER TO OPERATE ANY HYPERSPACE PRODUCT SOLD AND DISTRIBUTED TO SUCH END USER BY LICENSEE.

          7.2.    License Keys.    Within five (5) Business Days of entering this Agreement, HyperSpace shall provide Licensee with an access code (a.k.a. "License Key") which will deactivate the Time-Based Deactivation Functions for a period of time equal to the Initial Term plus thirty days. For each Subsequent Term and provided Licensee is no more than sixty (60) days delinquent with payment of any HyperSpace Invoice issued prior to the end of the then-current Term, HyperSpace shall provide a new License Key with a duration equal to the impending Subsequent Term, which will allow the HyperSpace Products to continue operation for duration of same Subsequent Term.

          7.3.    Temporary License Keys.    Should Licensee not meet the conditions for release by HyperSpace of additional License Keys for additional Terms as set forth in Section 7, Paragraph 7.2 above, HyperSpace shall have no obligation to provide Licensee with such License Key and Licensee hereby acknowledges that the HyperSpace Product shall cease functioning and become inoperative on expiration of Licensee's current License Key. Notwithstanding the foregoing, HyperSpace shall discuss with Licensee any such failure(s) by Licensee to meet the terms set forth in Section 7, Paragraph 7.2 and HyperSpace shall reserve the right, at HyperSpace's sole discretion, to release additional License Keys to Licensee each with a duration of thirty (30) days which will allow the HyperSpace Products to continue operation for the duration of such temporary License Key ("Temporary License Key(s)"). HyperSpace shall have the right, at HyperSpace's sole discretion, to continue issuance of additional Temporary License Keys until such failures by Licensee are remedied but nothing in this Agreement shall obligate or require HyperSpace to issue any such Temporary License Keys if Licensee does not meet the terms set forth in Section 7, Paragraph 7.2. HyperSpace shall not be liable for any damages to Licensee or to any End User or other third party caused by HyperSpace's delay or failure to provide any such access code for any reason.

          7.4.    Delays.    Delivery/performance dates are approximate in all instances and based upon prompt receipt by HyperSpace of all necessary information and payments from Licensee. In the event of any delay beyond HyperSpace's reasonable control, date(s) of delivery/performance shall automatically be extended for a period equal to the time lost by reason of the delay and HyperSpace shall not be liable for any damages by reason of such delay.

          7.5.    Monthly Activity Reports & Invoicing.    On the first (1st) day of the month immediately following the month of the Effective Date of this Agreement, HyperSpace shall begin a monthly invoicing cycle through which HyperSpace shall invoice Licensee on the first (1st) day of each month and payment shall be due thirty (30) days thereafter. HyperSpace shall issue this invoice on the first day of each month by electronic mail and/or fax and also on paper via standard postal service. The first invoice shall be based on the Initial Subscriber Count as entered in Exhibit D and in order to ensure proper invoicing on an on-going basis, Licensee shall provide HyperSpace a Monthly Activity Report in substantially the form set forth in Exhibit D, containing such information as may be required by HyperSpace to identify the quantity of HyperSpace Products sold and/or distributed to End Users. The first such Monthly Activity Report from Licensee shall be due to HyperSpace on the fifteenth (15th) day of the month immediately following the month of the Effective Date of this Agreement and each subsequent Monthly Activity Report thereafter shall be due to HyperSpace on the fifteenth (15th) of each month thereafter. The End User count used for calculating each invoice shall reflect the latest Monthly Activity Report received. Each Monthly Activity Report shall be provided in person, by mail or overnight courier, or by facsimile transmission with confirmation of receipt, addressed to HyperSpace's Designated Contact.

        8.    SUPPORT SERVICES.

          8.1.    Technical Support.    HyperSpace shall provide Licensee with Level 2 Standard Support in accordance with the HyperSpace Official Support Guide and Service Level Agreement in effect from time to time during the Term, a copy of which shall be provided to Licensee upon request. HyperSpace may amend or alter the HyperSpace Official Support Guide and Service Level Agreement in its sole discretion. In addition, HyperSpace shall establish and maintain on-line web support for Licensee and provide Licensee access thereto. For support provided hereunder, Licensee shall pay HyperSpace in accordance with HyperSpace's standard rates then in effect.

          8.2.    Training.    Licensee shall ensure that its employees and other representatives are properly trained from time to time during the Term. For purposes of the foregoing, HyperSpace will make available to Licensee sales and technical training courses held at HyperSpace's facilities. Licensee shall bear all costs and expenses incurred by its personnel in attending such training. Licensee may request that HyperSpace provide such training courses at a location other than HyperSpace's facilities. If HyperSpace agrees to such request, Licensee shall be responsible for all reasonable costs, including trainer travel and expenses, incurred by HyperSpace and its employees and other representatives in connection therewith, all of which shall be subject to prior approval by Licensee.

          8.3.    Support for End Users.    Licensee shall be solely responsible for all Level 1 support to End Users, which shall mean at a minimum, (i) a direct response to End User inquiries concerning the performance, functionality or operation of HyperSpace Products, (ii) a direct response to reported problems or performance deficiencies with HyperSpace Products, (iii) a diagnosis of problems or performance deficiencies of HyperSpace Products, and (iv) a resolution of problems or performance deficiencies of HyperSpace Products. For End Users purchasing Maintenance Services from Licensee, HyperSpace will cooperate with and assist Licensee in providing Level 2 support to End Users, which shall mean, after Licensee has completed its Level 1 support without resolution, (i) a diagnosis of problems or performance deficiencies of HyperSpace Products and (ii) a resolution of problems or performance deficiencies of HyperSpace Products. Nothing herein shall be construed so as to obligate HyperSpace to provide support to any End User under this Agreement.

        9.    MODIFICATION & DISCONTINUANCE OF HYPERSPACE PRODUCTS.

          9.1.    Modification.    HyperSpace may, in its sole discretion, modify or change HyperSpace Products as HyperSpace deems necessary, desirable or appropriate.

          9.2.    Discontinuation.    HyperSpace may, in its sole discretion, discontinue any or all of the HyperSpace Products as HyperSpace deems necessary, desirable or appropriate. If HyperSpace should discontinue any of the HyperSpace Products during the Term, it shall use commercially reasonable efforts to give Licensee ninety (90) days prior written notice. During such notice period and subject to HyperSpace's supply, Licensee may continue to sell and/or distribute such discontinued HyperSpace Products to End Users in accordance with this Agreement.

        10.    AUDIT RIGHTS.    Each of the parties will maintain throughout the Term accurate and complete books and records relating to its performance under this Agreement (including, without limitation, the sale and distribution of, and payments made and received for, HyperSpace Products) in accordance with generally accepted accounting principals applied on a consistent basis. Each party will, upon request by the other party, provide to such requesting party (via an internal audit staff or an outside independent audit firm as such party may from time to time designate in writing), upon reasonable advance notice and during regular business hours, access to the facilities, computers, products, personnel and books and records of such party for the purpose of performing audits and inspections of such party to verify such party's compliance with the terms and conditions of this Agreement (including, without limitation, proper payment of amounts due and payable to HyperSpace and Licensee). Audits with respect to the sharing or any fees between the parties shall take place not more than once each fiscal quarter, and in the case of audits for any other reason, not more than once per year, Each party will provide to such auditors and representatives such assistance as they reasonably require. Each party will cooperate fully with the requesting party or such requesting party's designees in connection with audit functions. The auditors and other representatives of the requesting party will comply with the other party's reasonable security requirements. The expense of such audit shall be borne by the requesting party unless such audit reveals a material breach of one or more of provisions of this Agreement (including underpayment to the requesting party by more than five percent (5%) during any calendar quarter, in which case, in addition to all other remedies that may be available to such requesting party hereunder, the other party shall pay all costs and expenses of such audit (including fees and expenses of third party auditors and related counsel fees)). Payment of any amount determined to be due as a result of such audit shall be made within thirty (30) days of receipt of the requesting party's invoice therefore, together with interest at the rate of one and one-half percent (1.5%) per month (or the highest rate permitted by law, if lower) from the date payment was due until the date paid, and any overpayment by the other party of any amount determined as a result of such audit shall be returned within thirty (30) days of the receipt by the requesting party of the other party's invoice therefore, together with interest at the rate of one and one-half percent (1.5%) per month (or the highest rate permitted by law, if lower) from the date payment was due until the date paid. Each party shall maintain and provide access upon request to records, documents and other information required to meet the other party's audit rights under this Agreement until the later of: (i) three (3) years after expiration or termination of this Agreement, or (ii) all pending matters relating to this Agreement (e.g., disputes) are closed.

        11.    MARKETING AND PROMOTIONAL MATERIALS.

          11.1.    Private Label Option, Trademark License & Licensed Marks.    Licensee shall have the option to market, resell and distribute the HyperSpace Products under HyperSpace's brand and using HyperSpace's packaging and marketing collateral as supplied by HyperSpace to Licensee or under a private label brand and private label packaging developed by and on behalf of Licensee. In the case of any marketing resale or distribution under HyperSpace's brand, HyperSpace shall own and retain all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the HyperSpace Marks and nothing herein will grant to Licensee any right, title or interest therein. Except as otherwise provided herein, Licensee may not use any of the HyperSpace Marks. Subject to all the terms and conditions of this Agreement, HyperSpace hereby grants to Licensee during the term of this Agreement a perpetual, non-exclusive, non-transferable, royalty-free and paid-up limited license to use the Licensed Marks for the sole and exclusive purpose of marketing, reselling and distributing HyperSpace Products and not in any other manner. In using the Licensed Marks, Licensee agrees to hold itself out solely as HyperSpace's authorized independent Licensee & Distributor of HyperSpace Products and not in any other capacity. HyperSpace does not grant, and nothing in this Agreement will be construed as granting, Licensee the right to license, sublicense or authorize others to use the Licensed Marks. Upon expiration or termination of this Agreement for any reason, Licensee's right and license to use the HyperSpace Marks hereunder shall terminate immediately and Licensee will cease all further use thereof. Licensee shall not use HyperSpace Marks in a manner that disparages HyperSpace or HyperSpace Products, portrays HyperSpace or HyperSpace Products in a false, competitively adverse or poor light or conflicts with any written guidelines regarding the use of the Licensed Marks (which may include, without limitation, quality standards) furnished by HyperSpace to Licensee from time to time. Licensee will not seek or obtain any trademark or trade name registration embodying HyperSpace Marks, nor register or attempt to register or cause to be registered under the laws of any jurisdiction or territory any of HyperSpace Marks. All goodwill resulting from the use of the HyperSpace Marks under this Agreement will inure solely to HyperSpace.

          11.2.    Promotional Materials.    HyperSpace shall provide Licensee soft-copy master files in PDF (Portable Document Format) form of certain promotional materials, to the extent applicable and possible, which may be used by Licensee to assist Licensee in the creation of Licensee's marketing/promotional materials. Materials prepared and/or used by Licensee in support of Licensee's marketing/promotional efforts that refer to HyperSpace (including, without limitation, through the use of the Licensed Marks) or HyperSpace Products shall be subject to HyperSpace's prior written approval before first use. Licensee shall discontinue the use of, and shall withdraw and retract, any of such materials that are in breach of the terms of this Agreement or otherwise upon the reasonable written request of HyperSpace.

          11.3.    Sales to HyperSpace Competitors; Competitive Products.    Licensee hereby acknowledges that HyperSpace desires to prevent Competitors from obtaining HyperSpace Proprietary Materials, and therefore, agrees that it shall not sell, promote, market or distribute HyperSpace Products to any Competitor without the prior written consent of HyperSpace, which shall not be unreasonably withheld. Licensee shall disclose to HyperSpace any and all products marketed, offered, or provided by Licensee which compete, directly or indirectly, with any product or service of HyperSpace, and Licensee shall not actively promote, without the prior written consent of HyperSpace, products or services that compete with HyperSpace products or services.

          11.4.    References.    HyperSpace may disclose the existence of this Agreement and Licensee's appointment as an authorized Licensee & Distributor of HyperSpace Products to any third party without the consent of Licensee. HyperSpace may from time to time request from Licensee permission to use Licensee as reference and/or performance case study. Granting of such permission will be at Licensee's sole discretion and HyperSpace will seek such permission verbally or in writing from Licensee. Licensee agrees to not unreasonably withhold such permission. Except in connection with the foregoing, HyperSpace shall not use any trademarks, trade dress, trade names, service marks, symbols, slogans, emblems, logos, designs, name and such other graphical elements indicating origin owned or controlled by Licensee without Licensee's prior written consent. Licensee's use of HyperSpace Marks shall be governed by Section 12 below, and nothing set forth therein shall be construed so as to restrict Licensee's ability to identify HyperSpace as the provider and owner of all HyperSpace Products.

        12.    OWNERSHIP AND USE—HYPERSPACE PROPRIETARY MATERIALS.

          12.1.    Licensed Marks.    HyperSpace owns and retains all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to HyperSpace Marks and nothing herein will grant to Licensee any right, title or interest therein. Except as otherwise provided herein, Licensee may not use any of the HyperSpace Marks.

          12.2.    Ownership and Use of HyperSpace Proprietary Materials.    Licensee acknowledges and agrees that, as between the Parties, HyperSpace Proprietary Materials are owned by, and shall remain the sole property of, HyperSpace, that HyperSpace Proprietary Materials contain, embody and are based on patented or patentable inventions, trade secrets, copyrights and other intellectual property rights (collectively, "Intellectual Property Rights") owned or controlled by HyperSpace, and that HyperSpace shall continue to be the sole owner of, and retain all right, title and interest in and to, HyperSpace Proprietary Materials (including, without limitation, all Intellectual Property Rights contained in, embodied by or underlying HyperSpace Proprietary Materials) and any permitted copies or partial copies of HyperSpace Proprietary Materials made by Licensee or any of its End Users. This Agreement does not convey to Licensee any title to, or ownership interest in, HyperSpace Proprietary Materials, but only a limited right of use in accordance with this Agreement. Licensee shall not use (nor shall it permit any of its End Users to use) HyperSpace Proprietary Materials except as expressly authorized in this Agreement or as approved by HyperSpace in writing. Licensee shall not allow (nor permit any End User to allow) any third party to make any unauthorized use, copying, or disclosure of HyperSpace Proprietary Materials. Licensee shall not remove, obliterate or alter any trademark or trade name or any copyright, patent or trademark notices which appear on HyperSpace Proprietary Materials and shall not affix to the same any other notice or mark. Other than as expressly set forth in this Agreement, Licensee shall not: (i) make any copies of all or any portion of HyperSpace Proprietary Materials; (ii) sell, sublicense, distribute, rent, lease, assign or otherwise transfer HyperSpace Proprietary Materials to any other person or entity; or (iii) modify, alter, create derivative works of, translate, reverse engineer, decompile, disassemble, reengineer, extract ideas, algorithms or procedures from the whole or any part of HyperSpace Proprietary Materials or otherwise create or attempt to create or permit, allow, or assist others to create any Source Materials. Any permitted copies, partial copies and derivative works of HyperSpace Proprietary Materials made by Licensee shall be and remain the exclusive property of HyperSpace and shall be stored at Licensee's site, the sites of Licensee's End Users and/or the sites of their designated service providers only. Licensee shall reproduce and include all copyright, trademark and other proprietary rights notices on any permitted copies of HyperSpace Proprietary Materials it makes including without limitation partial copies and copied materials in derivative works. HyperSpace agrees that it shall not assert against Licensee any Moral Rights held by HyperSpace in or to HyperSpace Proprietary Materials to the extent such assertion would have the effect of in any way restricting or foreclosing the permitted use of HyperSpace Proprietary Materials as set forth under the terms and conditions of this Agreement.

        13.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

          13.1.    HyperSpace.    HyperSpace represents as of the Effective Date, warrants and agrees:

            13.1.1. No claims have been made in respect of HyperSpace Proprietary Materials and no demands of any third party have been made pertaining to them, no proceedings have been instituted or are pending or threatened that challenge the rights of HyperSpace in respect thereof and HyperSpace is not aware of any facts upon which such a claim for infringement could be based. If, as a result of a breach by HyperSpace of the foregoing, one or more components of HyperSpace Proprietary Materials are, or are likely, based on the opinion of counsel to Licensee, to be held to constitute an infringement and their use enjoined (each, an "Infringing Component"), HyperSpace's sole and exclusive obligation and liability, and Licensee's sole and exclusive remedy, will for HyperSpace, at its own expense, to: (i) procure for Licensee and its End Users the right to continue to use the Infringing Components in accordance with the provisions of this Agreement, (ii) if applicable, replace the Infringing Components with noninfringing materials of equivalent function and performance as the Infringing Components, or (iii) modify the Infringing Components so as to be noninfringing without detracting from function or performance. Notwithstanding the foregoing, HyperSpace shall not be responsible for, and shall have no obligation or liability for any breaches or claimed breaches hereof caused by: (i) modifications made to HyperSpace Proprietary Materials by anyone other than HyperSpace or HyperSpace's authorized representative working at HyperSpace's direction; (ii) the combination, operation or use of HyperSpace Proprietary Materials with any software or other items that HyperSpace did not supply; or (iii) failure to use any new or corrected versions of HyperSpace Proprietary Materials made available by HyperSpace;

            13.1.2. HyperSpace Products will operate in all material respects in conformance with the HyperSpace Documentation applicable thereto. HyperSpace does not warrant that the HyperSpace Products are free from all defects, bugs, errors, or omissions;

            13.1.3.    DISLAIMER.    THE WARRANTIES SET FORTH IN THIS SECTION 5 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF HYPERSPACE, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE HYPERSPACE PRODUCTS, SOFTWARE, DOCUMENTATION, TECHNOLOGY, LICENSED MARKS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, ALL OF WHICH ARE PROVIDED "AS IS." HYPERSPACE HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE AND ANY CLAIM IN TORT (WHETHER BASED UPON NEGLIGENCE, STRICT LIABILITY, PRODUCT LIABILITY OR OTHER THEORY.

            13.1.4. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; it has the corporate power and authority to carry on its business as now conducted; and it has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder.

          13.2.    Licensee.    Licensee represents as of the Effective Date, warrants and agrees that:

            13.2.1. It has no authority to, and shall not make any representation or warranty on behalf of HyperSpace or regarding HyperSpace Products which go beyond those set forth in this Agreement;

            13.2.2. It shall not make false or misleading claims concerning HyperSpace Products;

            13.2.3. It is duly organized, validly existing and in good standing under the laws of the state of its incorporation or other organization; it has the power and authority to carry on its business as now conducted; and it has performed all actions and received all authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder.

            13.3.    DISLAIMER.    OTHER THAN THOSE SET FORTH ABOVE IN THIS SECTION 13, NEITHER PARTY MAKES ANY WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO ANY SOFTWARE, TECHNOLOGY, LICENSED MARKS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, ALL OF WHICH ARE PROVIDED "AS IS," AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

PART III

EXHIBIT A

Standard Terms & Conditions

        1.    INDEMNIFICATION.    Licensee shall indemnify, hold harmless and defend HyperSpace and its officers, directors, members, partners, shareholders, employees, agents and representatives from and against (and pay the full amount of) any and all losses, liabilities, damages, judgments, costs and expenses (including reasonable attorney's fees) (individually, a "Loss" and, collectively, "Losses") that are incurred by or levied against HyperSpace or such other persons in connection with any third party claims or actions brought against HyperSpace arising out of or relating to: (i) the breach by Licensee of its obligations under this Agreement; or (ii) any gross negligence or willful misconduct on the part of Licensee. In the event HyperSpace receives notice of the commencement of any action or proceeding that asserts a claim or action by a third party for which HyperSpace or such other persons may be entitled to seek indemnification from Licensee (a "Third Party Claim"), HyperSpace shall promptly after receiving such notice provide Licensee with notice of such Third Party Claim. Licensee shall, upon receipt of such notice, be entitled to participate in or, at Licensee's option, assume the defense, appeal or settlement of such Third Party Claim with respect to which such indemnity has been invoked with counsel of its own choosing, and HyperSpace shall fully cooperate with Licensee in connection therewith including contesting such Third Party Claim or making any counterclaim against the Person asserting such Third Party Claim; provided, however, that HyperSpace shall be entitled to employ one counsel to represent itself if Licensee receives, on the initiative of either Licensee of HyperSpace, an opinion of counsel that an actual conflict of interest exists or is reasonably likely to arise between Licensee and HyperSpace in respect of such Third Party Claim and, in that event, the reasonable fees and expenses of such additional counsel shall be paid by Licensee; and provided further that HyperSpace is hereby authorized prior to the date on which it receives written notice from Licensee that it intends to assume the defense, appeal or settlement of such Third Party Claim, to file any motion, answer or other pleading and take such other action that it shall reasonably deem necessary to protect its interest until the date on which HyperSpace receives such notice from Licensee. In the event that Licensee fails to assume the defense, appeal or settlement of such Third Party Claim within thirty (30) days after receipt of notice thereof from HyperSpace, HyperSpace shall have the right to undertake the defense or appeal of or settle or compromise such Third Party Claim on behalf of and for the account and risk of HyperSpace, provided, however, that HyperSpace shall not be liable for any claim by Licensee that any such defense, appeal, settlement or compromise failed to protect the interests of Licensee. No claim or demand may be settled by HyperSpace without the consent of Licensee, which consent shall not be unreasonably withheld, except as set forth above.

        2.    TERMINATION.

          A.    Termination for Cause.    This Agreement may be terminated by either party for cause, upon thirty (30) days notice, upon the occurrence of any of the following events: (i) if the other party ceases to do business or otherwise terminates its business operations for a period of sixty (60) days; (ii) if the other party (A) admits in writing its inability to pay its debts generally as they become due; (B) commences a voluntary bankruptcy proceeding under U.S. Bankruptcy Law or other applicable law as from time to time in effect; (C) is the subject of a petition filed against it commencing an involuntary bankruptcy proceeding that is not dismissed within sixty (60) days, or is the subject of an order for relief in any involuntary case commenced under U.S. Bankruptcy Law or other applicable law; (D) by the entry of an order by a court of competent jurisdiction under applicable law (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (E) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; (iii) if the other party shall fail to secure or renew any license, registration, permit, authorization or approval necessary to fulfill its obligations under this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days, but only to the extent any such failure to secure or renew or such revocation has a Material Adverse Effect; or (iv) if the other party breaches any material provision of this Agreement where such breach could reasonably be expected to have a Material Adverse Effect and fails to cure such breach within thirty (30) days of its receipt of notice of such breach from the non-breaching party. In addition to the foregoing, this Agreement may be terminated by HyperSpace if Licensee fails to pay to HyperSpace any amounts payable hereunder that are not subject to a good faith dispute within ten (10) days after receipt of written notice from HyperSpace that such amount is in arrears.

          B.    Effect of Termination.    Upon expiration or termination of this Agreement for any reason: (i) Licensee shall pay immediately all amounts that are due and payable to HyperSpace; (ii) HyperSpace shall cease providing, and Licensee shall immediately discontinue all use or re-provision of any Maintenance Services provided under this Agreement; (iii) all rights and licenses granted to Licensee under this Agreement will terminate; (iv) Licensee will cease all use of and, at Licensee's cost, pursuant to the directions of HyperSpace, either return to HyperSpace or destroy all HyperSpace Proprietary Materials in Licensee's possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof). HyperSpace shall have the right to supervise the return or destruction thereof; (v) each party shall return to the other party all copies of Confidential Information of the other party in such party's possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof), unless such party provides assurances reasonably satisfactory to the other party that all copies of such Confidential Information have been destroyed, and the other party has the right to supervise the return or destruction thereof. Each party understands that the rights of termination hereunder are absolute and neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement, whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available. Sections 2, 5.1, 6.3.2, 10, and 12 of Part II of this Agreement and Sections 1, 3, 4, 6, 9, 11, 12, 13, 15, 16, 17 and 19 of this Exhibit A will survive the expiration or termination of this Agreement for any reason and continue in accordance with their terms.

        3.    CONFIDENTIAL INFORMATION.    "Confidential Information" means any and all information which is of a confidential, proprietary or trade secret nature that is furnished or disclosed by one party to the other party under this Agreement and which is marked, or if disclosed orally identified contemporaneously with disclosure, as "Confidential", "Proprietary", "Trade Secret" or in some other manner to indicate its confidential, proprietary or trade secret nature. Without limiting the generality of the foregoing, the specific business terms of this Agreement shall be deemed to be the Confidential Information of both parties and all Source Materials for HyperSpace Products shall be deemed to be the Confidential Information of HyperSpace. Each party's Confidential Information will remain the property of such party and the other party will not be deemed by virtue of this Agreement or any access to such party's Confidential Information to have acquired any right or interest in or to any such Confidential Information. Each party shall, and shall cause its employees and agents to strictly maintain the confidentiality of the Confidential Information of the other party and not disclose, disseminate or otherwise give such Confidential Information to any other person, firm, organization or third party, except for an employee or agent of such party who has a reasonable need to obtain access thereto in connection with the performance of such party's obligations under this Agreement and who has agreed in writing to not disclose, and not to use for any other purpose, such Confidential Information. Notwithstanding the foregoing, neither party shall be subject to the obligations of confidentiality set forth herein with respect to Confidential Information of the other party that: (i) is or becomes publicly known without violation by such party of this Agreement; (ii) is already known to such party without restrictions at the time of its disclosure by the other party, as evidenced by the written records of such party; (iii) after its disclosure by the other party is made known to such party without restrictions by a third party having the right to do so; (iv) is independently developed by such party without reference to the Confidential Information of the other party; or (v) is legally required to be disclosed by such party pursuant to a judicial order from a court of competent jurisdiction (provided that such party promptly informs the other party of the requirement and affords the other party a reasonable opportunity to contest the required disclosure).

        4.    LIMITATIONS ON LIABILITY.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOSS OF BUSINESS, LOST SAVINGS OR OTHER CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR AMOUNT, REGARDLESS OF LEGAL THEORY (INCLUDING TORT, BREACH OF CONTRACT OR STRICT LIABILITY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF INFORMED OF THEIR POSSIBILITY.

        5.    INVOICES; PAYMENT TERMS.    HyperSpace will invoice Licensee for all HyperSpace Products and Maintenance Services sold by Licensee in accordance with HyperSpace's standard payment terms. Licensee shall be solely responsible for payment of all invoices, notwithstanding the timing of or any failure to make payment to Licensee by any End User. Except as may be specifically agreed to in writing, Licensee will pay HyperSpace for all HyperSpace Products or Maintenance Services sold by Licensee in the amounts set forth on Part I within thirty (30) days of the date of any invoice issued by HyperSpace.

        6.    TAXES.    Prices for HyperSpace products ordered, sold and/or re-provisioned by Licensee are exclusive of any and all taxes or government fees imposed by reason of this agreement and Licensee shall remain solely responsible for payment of all such taxes and fees (excluding taxes or fees based on HyperSpace's net income).    Unless Licensee provides HyperSpace with a valid exemption certificate, Licensee shall pay all taxes imposed upon HyperSpace Products or the sale thereof other than taxes measured by HyperSpace's net income. If Licensee is required by any laws of the Territory to withhold income taxes, value added taxes or any other taxes on HyperSpace's behalf from the amounts payable hereunder, Licensee shall, after written notice to HyperSpace and making all reasonable efforts to be exempt or to reduce such withholding, (a) withhold and remit on HyperSpace's behalf the minimum required amount to the relevant taxing authority, and (b) provide to HyperSpace a written receipt from the taxing authority.

        7.    U.S. DOLLARS.    All payments hereunder by Licensee shall be made in United States of America dollars. If a currency other than dollars is tendered or paid (or recovered under any judgment) and the amount HyperSpace receives at its designated account falls short of the full amount of dollars owed to HyperSpace, then Licensee shall continue to owe HyperSpace, as a separate obligation, the amount of the shortfall.

        8.    FORCE MAJEURE.    Each party to this Agreement shall be excused from any delay or failure in its performance hereunder, other than for payment of money for goods already delivered or services already rendered caused by a Force Majeure. Such party shall use commercially reasonable efforts to cure any such failure or delay in performance arising from a Force Majeure, and shall timely advise the other party of such efforts.

        9.    ASSIGNMENT.    Licensee may not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of HyperSpace, not to be unreasonably withheld. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns permitted hereunder.

        10.    WAIVER & AMENDMENT.    This Agreement may be amended only by an agreement in writing executed by the parties. No party to this Agreement shall be deemed to have waived any rights under, or as the result of any default under or breach of, this Agreement unless the waiver is set forth in writing and signed by the party. Any waiver of any default or breach of this Agreement shall not be construed to constitute a waiver of any other default or breach whether similar or not.

        11.    EXPORTS.    Each party shall comply with all applicable laws, including without limitation the United States Foreign Corrupt Practices Act, Export Control Laws, Anti-Boycott Law, and Encryption Technology Law and all other applicable United States export control laws and regulations (collectively, "U.S. Export Controls"), in connection with its performance of this Agreement. Each party shall use commercially reasonable efforts to provide such notices, and obtain from applicable governmental or regulatory entities in the United States and the Territory (and thereafter maintain) such material governmental licenses, authorizations, consents and approvals (collectively, "Export Approvals") as are necessary for such party to perform its obligations under this Agreement. Licensee shall not sell, export or re-export, nor permit any export or re-export of, any HyperSpace Products to any End User in any country: (i) in violation of any Export Control Laws; and (ii) where, at the time of sale/export/re-export, any Export Approvals are required, without first obtaining such Export Approvals.

        12.    GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, United States of America, without regard to the conflicts of laws principles thereof.

        13.    DISPUTE RESOLUTION.

          A.    Internal Resolution Procedures.    The parties will attempt in good faith to resolve any dispute, claim or controversy arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination (a "Dispute") promptly by negotiation between executives of the parties who have the authority to settle such Disputes and who do not have responsibility for the administration of this Agreement, and diligent efforts will be made by each of the parties to resolve and cure any breach of this Agreement, or to cease any offending activity, and all differences will be addressed promptly and in good faith with a view to quick resolution. If any such Dispute has not been resolved within fifteen (15) days of the provision by one party to the other party of written notice of the Dispute, either party may refer such Dispute to binding arbitration in accordance with the procedures set forth below. Nothing in this Agreement shall prevent either party, before an arbitration has commenced hereunder, from seeking temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction.

          B.    Submission to Arbitration.    Any Dispute submitted to arbitration after a failure by the parties to resolve such Dispute as set forth above shall be finally settled under the Rules of Arbitration (the "Rules") of the International Chamber of Commerce ("ICC") by three arbitrators appointed in accordance with said Rules. The parties shall each nominate an arbitrator within fifteen (15) days of the date the written request for arbitration is received by the Secretariat of the ICC. The two (2) party-nominated arbitrators shall nominate a third arbitrator who will be the chairman of the Arbitral Tribunal. If the party-nominated arbitrators fail to nominate the third arbitrator within fifteen (15) days after the nomination of the second arbitrator, the third arbitrator will be appointed by the ICC in accordance with its Rules. The place of arbitration shall be Denver, Colorado. The language of the arbitration shall be English. The Arbitral Tribunal's award may include injunctive relief, including orders of specific performance. The award shall be final and binding. No party shall seek recourse to a court of law, or other authorities, to appeal or otherwise set aside the award (except in seeking temporary restraining orders or preliminary injunctions, or their equivalent, as set forth above). All proceedings in the arbitration shall be scheduled and conducted so that the award shall be rendered by the Arbitral Tribunal as expeditiously as possible. The Arbitral Tribunal, in its discretion, may consolidate two (2) or more arbitrations or Disputes between the parties to this Agreement into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different Disputes that may arise in any one arbitration. The Arbitral Tribunal shall consolidate arbitrations and/or Disputes, if it determines that it would be more efficient to consolidate such arbitrations and/or Disputes than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or Disputes to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or Disputes to be consolidated or (iii) there is a danger of inconsistent awards.

        14.    INDEPENDENT CONTRACTOR.    Licensee acknowledges that it is an independent contractor under this Agreement and has complete responsibility and discretion in the conduct of its business. Licensee acknowledges and agrees that it has no power or authority to act as HyperSpace's representative or agent, to bind or commit HyperSpace in any way or to transact business in the name of HyperSpace, but will sell HyperSpace Products and Maintenance Services as an authorized Licensee only in Licensee's own name for Licensee's own account and at Licensee's own expense. Nothing in this Agreement by itself shall be construed as creating a partner, joint venture or agency relationship between HyperSpace and Licensee.

        15.    NOTICES.    All notices, requests, claims, and other communications hereunder shall be in writing and shall be delivered by hand, international courier, or confirmed facsimile, addressed as set forth on the signature page of this Agreement, and shall be deemed to have been duly given (a) in the case of a facsimile transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission, provided that a copy of the communication is also sent by overnight courier; (b) in the case of delivery by an overnight carrier, upon the date of delivery indicated in the records of such carrier; (c) in the case of delivery by hand, when delivered by hand.

        16.    ASSURANCES.    The parties hereto hereby covenant and agree to execute and deliver such further and other instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part of it.

        17.    PRESS RELEASES.    Neither party may issue any press release or other public statement concerning this Agreement or any other agreement between the parties or the relationship of the parties, or any shareholders or interest holders of either of the parties, in connection herewith without obtaining the prior written consent of the other party.

        18.    DEFINED TERMS.    All capitalized terms not otherwise defined shall have the meaning ascribed to such term in Part III, Exhibit B to this Agreement.

        19.    GENERAL.    If any term, clause or provision of this Agreement is at any time judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be considered to have been deleted from this Agreement. This Agreement, including Parts I, II and III, and any attached Exhibits and Schedules contain the entire agreement of the parties and supercede any and all prior representations or agreements, whether oral or written, relating to the subject matter of this Agreement.

EXHIBIT B

Definitions

        1.    Anti-Boycott Law.    The rules regarding boycotts of the State of Israel found in the Export Administration Regulations under the Export Administration Act.

        2.    Business Day.    Any day other than a (i) Saturday, (ii) Sunday, (iii) day on which commercial banking institutions in New York, New York or London, England are authorized or obligated to be closed.

        3.    Competitor.    Any corporation, partnership or other entity or person engaged in activity related to the research or development, or the marketing or sale, of any products or services using technology or technologies similar in the design or functionality to the current proprietary technology of HyperSpace, including those identified from time to time by HyperSpace in writing to Licensee.

        4.    Confidential Information.    Such term shall have the meaning set forth in Section 3 of Part III, Exhibit A to this Agreement.

        5.    Designated Contact.    The individual designated by each party to be the primary employee or other representative for contact with the other party. The initial Designated Contact of each party is set forth on the cover page of this Agreement.

        6.    Dispute.    Such term shall have the meaning set forth in Section 13 of Part III, Exhibit A to this Agreement.

        7.    Documentation.    Written materials which may be provided to Licensee from time to time by HyperSpace, which materials identify themselves as specifications or descriptions for HyperSpace Products, including written materials integrated within such HyperSpace Products.

        8.    Encryption Technology Law.    The Export Administration Act and the Export Administration Regulations of the Bureau of Export Administration governing dual-use technology, and any other law and regulations governing the export of software encryption technology.

        9.    End User.    A person or entity who/that who is a customer (a.k.a. subscriber) of Licensee and holds a license from Licensee to a HyperSpace Product under an End User License Agreement executed between Licensee and such person or entity as authorized under this Agreement and who/that remains in good standing thereunder.

        10.    End User License Agreement.    A license agreement between Licensee and an End User for the sale or use of a HyperSpace Product by Licensee to such End User, and either in written form or pursuant to an on-line agreement and method approved by HyperSpace prior to use.

        11.    Export Control Laws.    The Export Administration Act and the Export Administration Regulations of the U.S. Department of Commerce (excluding the Encryption Technology Laws), the International Traffic in Arms Regulations of the U.S. Department of State or the Enhanced Proliferation Control Initiative, and the International Emergency Economic Powers Act.

        12.    Export Approvals.    Such term shall have the meaning set forth in Section 11 of Part III, Exhibit A to this Agreement.

        13.    Force Majeure.    Any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, or any such disruption caused by any labor dispute, government requirement, civil unrest, declared or undeclared war, act of God, or any other cause beyond its control, where such Force Majeure does not (i) last more than two (2) years, or (ii) make the performance by a party of its obligations or the enjoyment by that party of its rights under or pursuant to this Agreement commercially impractical.

        14.    HyperSpace Marks.    The federal trademark registrations, trademarks, trade dress, trade names, service marks, symbols, slogans, emblems, logos, designs, name and such other graphical elements indicating origin owned or controlled by HyperSpace. HyperSpace Marks include, but are not limited to, the Licensed Marks.

        15.    HyperSpace Product.    A run-time/executable image of any of HyperSpace's proprietary software products with respect to which Licensee is authorized to sell under this Agreement, together with all Improvements thereto delivered by HyperSpace during the Term.

        16.    HyperSpace Proprietary Materials.    Any and all software, documentation, reports, analyses, materials, content or other items which: (i) comprise HyperSpace Products; or (ii) are otherwise provided by HyperSpace to Licensee in the course of HyperSpace performing its obligations under this Agreement. Without limiting the generality of the foregoing, HyperSpace Proprietary Materials include the HyperSpace Products, the Documentation, Improvements, all other proprietary software developed by HyperSpace and the Source Materials.

        17.    HyperSpace Provided Promotional Materials.    Such term shall have the meaning set forth in Section 11.2 of Part II of this Agreement.

        18.    ICC.    Such term shall have the meaning set forth in Section 13 of Part III, Exhibit A of this Agreement.

        19.    Improvements.    With respect to any particular Version of a HyperSpace Product, such Updates to, Releases to, and interim-Update patches and/or bug fixes for, such Version of such HyperSpace Product.

        20.    Infringing Component.    Such term shall have the meaning set forth in Section 13.1.1 of Part II of this Agreement.

        21.    Intellectual Property Rights.    Such term shall have the meaning set forth in Section 12.3 of Part II of this Agreement.

        22.    Licensed Marks.    All HyperSpace trademarks, trade names, logos, and marks included in a HyperSpace Product, the Documentation, or any HyperSpace Provided Promotional Materials delivered by HyperSpace under this Agreement.

        23.    License Fees.    All remuneration collected by Licensee from End User by way of an End User License Agreement for the resale of HyperSpace Product to an End User.

        24.    Loss; Losses.    Such term shall have the meaning set forth in Section 1 of Part III, Exhibit A to this Agreement.

        25.    Maintenance Fees.    All remuneration collected by Licensee from End User by way of an End User License Agreement for the resale of HyperSpace Maintenance Services to an End User.

        26.    Maintenance Services.    Such term shall have the meaning set forth in Section 5 of Part II of this Agreement.

        27.    Material Adverse Effect.    With respect to any person or entity, a material adverse effect on the business, prospects, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of such person or entity, other than changes or effects resulting from changes attributable to conditions affecting the applicable business generally, changes in general economic conditions, cyclical changes that are consistent with the past operating history of the business of such person or entity, or changes attributable to the announcement or pendency of this transaction. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse

Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

        28.    Moral Rights.    All rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral" or the like.

        29.    Production Version.    A copy of a HyperSpace Product in the form of run-time/executable images only (and specifically excluding the Source Materials) distributed pursuant to an applicable End User License Agreement in which the Time-Based Deactivation Functions have been deactivated using a access code (i.e. license key) issued by HyperSpace.

        30.    Release; Release Number.    A new Release means a software upgrade that adds new features (and which may also corrects bugs or defects) and in which the Release Number is incremented while the Version Number remains unchanged (e.g., XYZ 6.2.0 would designate a new Release to XYZ 6.1.23). A Release Number shall mean the second decimal place in the number assigned to any HyperSpace Product by HyperSpace (e.g., the Release Number of XYZ 6.1.23 would be 1).

        31.    Licensee Pricing Schedule.    The price charged Licensee in connection with sales of HyperSpace Products and Maintenance Services under this Agreement, as set forth in Part I of this Agreement.

        32.    Required Terms.    The terms required by HyperSpace to be included in all End User License Agreements, as set forth in Part III, Exhibit C to this Agreement.

        33.    Source Materials.    The code, libraries and other source components that, when compiled, linked and otherwise manipulated, create any HyperSpace Product inclusive of Improvements.

        34.    Standard Support.    Telephone, e-mail and web-based support provided by HyperSpace to Licensee pursuant to the HyperSpace Official Support Guide and Service Level Agreement and Section 8.1 of Part II of this Agreement, which support shall be available only between 8:00 and 18:00 GMT -7 on Business Days.

        35.    Territory.    The geographic area set forth on the cover page of this Agreement in which Licensee may act as an authorized Licensee under this Agreement pursuant to the appointment by HyperSpace under this Agreement.

        36.    Time-Based Deactivation Functions.    Such term shall have the meaning set forth in Section 7.1 of Part II of this Agreement.

        37.    Update; Update Number.    A new Update means a software upgrade that provides bug fixes or other minor corrections in which the Version Number and Release Number remain unchanged and, if the number assigned to the software by the supplier, the Update Number is incremented (e.g., XYZ 6.1.24 would designate a new Update to XYZ 6.2.23). An Update Number shall mean the third decimal place in the number assigned to any HyperSpace Product by HyperSpace (e.g., the Update Number of XYZ 6.2.23 would be 23).

        38.    Version; Version Number.    A new Version means a major software upgrade that adds substantial new features or other significant changes in which the Version Number is incremented (e.g., XYZ 7.0.0 would designate a new Version to XYZ 6.2.23). A Version Number shall mean the first decimal place in the number assigned to any HyperSpace Product by HyperSpace (e.g., the Version number of XYZ 6.2.23 would be 6).

EXHIBIT C

Required Terms

        LICENSEE SHALL INCLUDE ALL DEFINED TERMS USED BELOW IN ALL END USER LICENSE AGREEMENTS.

I.     USE THE FOLLOWING FOR ALL END USER LICENSE AGREEMENTS:

        1.    LICENSE GRANT.    Licensee, pursuant to the appointment by HyperSpace Communications, Inc. ("HyperSpace") as an authorized Licensee & Distributor of HyperSpace Products, hereby grants to End User a limited, perpetual, non-exclusive, non-transferable right and license to use a single copy of the HyperSpace Product(s) (hereinafter referred to individually as a "Licensed Software Product" and collectively, for all such Items, as the "Licensed Software Products") on the terms and conditions set forth in this Agreement:

        Licensed Software Products are provided to End User in the form of run-time/executable images only and do not include the Source Materials for such Licensed Software Products. Source Materials are not being licensed or provided to End User under this Agreement and this Agreement does not grant to End User any right, title or interest therein or thereto. All terms and conditions of this Agreement are material terms of the license granted by this Agreement. All rights not expressly granted under this Agreement are specifically reserved. For each Licensed Software Product:

          1.1   End User may install and use such Licensed Software Product on one (1) computer equipment device at one primary location (the "Site") solely for the purpose of establishing, configuring, and operating such Licensed Software Product when installed and executed on such equipment for End User's own purposes ("Software Product Environment").

          1.2   End User may make one (1) copy of such Licensed Software Product solely for backup or archival purposes in conjunction with End User's permitted use of such Licensed Software Product, and otherwise shall not make any copies of all or any portion of such Licensed Software Product.

          1.3   End User shall not sell, sublicense, distribute, rent, lease, assign or otherwise transfer such Licensed Software Product to any other person or entity.

          1.4   End User shall not modify, alter, create derivative works of, translate, reverse engineer, decompile, disassemble, reengineer, extract ideas, algorithms or procedures from the whole or any part of such Licensed Software Product or otherwise create or attempt to create or permit, allow, or assist others to create the Source Materials for such Licensed Software Product or any portion thereof.

          1.5   End User shall not export or re-export such Licensed Software Product to any country to which the United States government forbids export or, at the time of export, requires an export license or approval, without first obtaining such license or approval.

          1.6   End User shall not revise or distribute the Documentation.

        2.    MAINTENANCE SERVICES.    Subject to the terms and conditions of this Agreement, Licensee will provide to End User with Improvements to each Licensed Software Product as such Improvements are generally made available to licensees of such Licensed Software Product. Upon receipt of any Improvement, the term "Licensed Software Product" shall be deemed to include such Improvement for all purposes under this Agreement, including with respect to the license granted herein. End User hereby acknowledges and agrees that the term "Improvements" includes all new Releases and Updates, but specifically excludes all new Versions.

        3.    PROPRIETARY RIGHTS.    HyperSpace owns and retains all right, title and interest HyperSpace Products (and any permitted copies or partial copies thereof) and HyperSpace Marks and except for the limited rights granted End User under this Agreement, nothing herein grants or conveys to End User any right, title or ownership interest therein.

        4.    WARRANTY DISCLAIMER.    NEITHER LICENSEE & DISTRIBUTOR NOR HYPERSPACE MAKES ANY WARRANTY UNDER OR IN CONNECTION WITH THIS AGREEMENT AND SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT. This Section shall survive the expiration or termination of this Agreement for any reason.

        5.    INDEMNITY.    End User shall indemnify, hold harmless and defend Licensee & Distributor, HyperSpace and each of their respective officers, directors, members, partners, shareholders, employees, agents and representatives from and against (and pay the full amount of) any and all losses, liabilities, damages, judgments, costs and expenses (including reasonable attorney's fees) (individually, a "Loss" and, collectively, "Losses") that are incurred by or levied against Licensee & Distributor, HyperSpace or such other persons in connection with any third party claims or actions brought against Licensee & Distributor, HyperSpace or such other persons arising out of or relating to: (i) the breach by End User of its obligations under this Agreement; or (ii) any gross negligence or willful misconduct on the part of End User.

        6.    LIMITATION OF LIABILITY.    UNDER NO CIRCUMSTANCES WILL LICENSEE & DISTRIBUTOR AND/OR HYPERSPACE BE LIABLE TO END USER FOR ANY OF THE FOLLOWING: (I) ANY DAMAGES CAUSED BY THE FAILURE OF END USER TO PERFORM ITS RESPONSIBILITIES; (II) ANY THIRD-PARTY CLAIMS AGAINST END USER FOR LOSSES OR DAMAGES; OR (III) ANY LOST PROFITS, LOSS OF BUSINESS, LOST SAVINGS OR OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THEIR POSSIBILITY.

EXHIBIT D—Initial Subscriber Count & Monthly Activity Report

Initial Subscriber (End User) Count

        Licensee's "Initial Subscriber" (aka End User) count:                        . This amount shall be used to determine the first invoice, in the monthly invoicing cycle, from HyperSpace to Licensee.

Monthly Activity Report

[HYPERSPACE LOGO]

Licensee & Distributor's Name:
Licensee & Distributor Contact Person:
Licensee & Distributor Contact Telephone & Email:
Date of Report:
Current Number of End Users:
Comments or Other Relevant Information:

Signature

Name (please print)

QuickLinks

  Exhibit 10.2
PART I Licensee Pricing Schedule
PART II SOFTWARE LICENSE & DISTRIBUTION AGREEMENT
PART III
EXHIBIT A Standard Terms & Conditions
EXHIBIT B Definitions
EXHIBIT C Required Terms
EXHIBIT D—Initial Subscriber Count & Monthly Activity Report